Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (Registration Statement No. 333-207286) of our reports dated March 15, 2016, relating to the financial statements of Veritiv Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the July 1, 2014 merger with UWW Holdings, Inc. and allocations of certain corporate costs from International Paper Company for periods prior to July 1, 2014), and the effectiveness of Veritiv Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Veritiv Corporation for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
May 16, 2016